GameStop Announces Additional Board Refreshment to Accelerate Transformation

Aligns with Ryan Cohen of RC Ventures on the Immediate Appointment of Three New Directors with Significant E-Commerce and Technology Experience

Confirms the Board’s Commitment to Supporting GameStop’s Pursuit of Growth and Market Leadership

GRAPEVINE, Texas, Jan. 11, 2021 -- GameStop Corp. (NYSE: GME) (“GameStop” or the “Company”) today announced that it has entered into an agreement with RC Ventures LLC (“RC Ventures”) that will advance the refreshment of the Company’s Board of Directors (the “Board”). RC Ventures, which is one of the Company’s largest stockholders, is managed by Ryan Cohen. The agreement provides for the immediate appointment of three new directors – Alan Attal, Ryan Cohen and Jim Grube – who will also stand for election on GameStop’s nine-member slate at the Company’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”), which is expected to take place in June 2021.

The three new directors collectively bring deep expertise in e-commerce, online marketing, finance and strategic planning to GameStop. These skillsets will support the Company’s continued focus on optimizing core operations and creating a powerful and exciting ecosystem for games and entertainment.

Effective immediately and through the Annual Meeting, GameStop’s Board of Directors will expand from 10 members to 13 members. Lizabeth Dunn, Raul Fernandez, James K. Symancyk and Kathy Vrabeck have each informed the Board that they do not intend to stand for reelection at the Annual Meeting. As such, the Board will be reduced to nine members following the Annual Meeting.

The Company’s anticipated slate of director nominees for the Annual Meeting includes the following nine individuals: Alan Attal, Ryan Cohen, Paul Evans, Reginald Fils-Aimé, Jim Grube, George Sherman, William Simon, Carrie Teffner, and Kurt Wolf.

Ms. Vrabeck, Chair of the Board, commented: “We are pleased to welcome Ryan, Alan and Jim to the Board and look forward to working with them to pursue long-term value creation. Their substantial e-commerce and technology expertise will help us accelerate our transformation plans and fully capture the significant growth opportunities ahead for GameStop.”

Mr. Cohen said, “We are excited to bring our customer-obsessed mindset and technology experience to GameStop and its strategic assets. We believe the Company can enhance stockholder value by expanding the ways in which it delights customers and by becoming the ultimate destination for gamers. Alan, Jim and I are committed to working alongside our fellow directors and the management team to continue to transform GameStop. In addition, we intend to bring additional ownership perspectives to the boardroom.”

George Sherman, GameStop's Chief Executive Officer said, “We appreciate the constructive dialogue we have had with Ryan over the past several months. Together, we have reached an outcome that is in the best interest of all stockholders and can enable GameStop to accelerate efforts to deliver enhanced value for the Company. GameStop is in a solid market position, with substantial room to run. We are leveraging our omni-channel capabilities, increasing our e-commerce sales and demonstrating our unique ability to serve our customers, wherever, whenever and however they choose to shop and experience gaming. In addition, we have delivered strong progress optimizing our business through a purposeful focus on efficiently managing our expenses, stores and inventory. We are confident that GameStop will continue to accelerate its progress and transformation in the quarters to come.”

GameStop’s agreement with RC Ventures includes customary standstill and voting provisions. The agreement will be filed on a Form 8-K with the Securities and Exchange Commission.

New Director Biographies

•Alan Attal is a successful e-commerce executive and entrepreneur with more than two decades of experience building and managing businesses. From 2017 through 2018, Mr. Attal served as the Chief Marketing Officer of Chewy Inc. and oversaw an annual acquisition budget of more than $300 million, which was allocated to broadcast, direct mail and digital advertising and engagement initiatives. From 2011 through early 2017, he served as the company’s Chief Operating Officer and oversaw its expansion from three people to more than 10,000 employees and $3 billion in revenues.

•Ryan Cohen is the manager of RC Ventures and a sizable stockholder of GameStop Corp. Mr. Cohen previously founded and served as the Chief Executive Officer of Chewy Inc. (NYSE: CHWY), where he oversaw the company’s growth and ascension to market leadership in the pet industry. Mr. Cohen led the company through its successful sale to PetSmart Inc. for more than $3.3 billion prior to stepping down in 2018. The company is now listed on the New York Stock Exchange with an equity market capitalization of approximately $40 billion. Mr. Cohen has extensive experience in retail, technology and e-commerce.

•Jim Grube is a successful business and finance executive with more than two decades of corporate experience. He was most recently the Chief Financial Officer of Vacasa, North America's leading vacation rental management company. He previously served as the Chief Financial Officer of Chewy, Inc. from 2015 through 2018. He was formerly the Senior Vice President of Finance at Hilton (NYSE: HLT) from 2009 through 2015 and a Director of Finance at Amazon (NASDAQ: AMZN) from 2007 through 2009. He began his career working at other leading companies across the technology and transportation sectors.

About GameStop

GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is a digital-first omni-channel retailer, offering games and entertainment products in its over 5,000 stores and comprehensive e-commerce properties across 10 countries. GameStop, through its family of brands offers the best selection of new and preowned video gaming consoles, accessories and video game titles, in both physical and digital formats. GameStop also offers fans a wide variety of POP! vinyl figures, collectibles, board games and more. Through GameStop’s unique buy-sell-trade program, gamers can trade in video game consoles, games, and accessories, as well as consumer electronics for cash or in-store credit. The Company's consumer product network also includes www.gamestop.com and Game Informer® magazine, the world's leading print and digital video game publication.

General information about GameStop Corp. can be obtained at the Company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

About RC Ventures

RC Ventures LLC is a private investment entity founded and managed by Ryan Cohen.

Contacts

For investors:

GameStop Corp. Investor Relations
(817) 424-2001
investorrelations@gamestop.com

For media:
Lex Suvanto, Lex.suvanto@edelman.com
Patrick Ryan: Patrick.ryan@edelman.com